                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-39692
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2000)

                                  $500,000,000

                      [REDBACK NETWORKS LOGO APPEARS HERE]

              5% Convertible Subordinated Notes due April 1, 2007
       (and Shares of Common Stock issuable upon conversion of the Notes)

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   This Prospectus Supplement supplements the Prospectus dated July 26, 2000 relating to resales by selling holders of our 5% Convertible Subordinated Notes due April 1, 2007 (the "Notes") and shares of our common stock into which the Notes are convertible. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "RBAK."

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   The information in the table appearing in the prospectus under the heading "SELLING HOLDERS" is superseded in part and supplemented by the information appearing in the following table:

                                                                                         Shares of
                                                                                       Common Stock
                                                      Notes      Number of             Beneficially
                                                  Beneficially   Shares of   Number of  Owned After
                            Notes                  Owned After  Common Stock Shares of   Offering
                         Beneficially    Notes    Offering (1)  Beneficially  Common      (1)(2)
                         Owned Prior    Offered    (in $1,000)  Owned Prior    Stock    (in $1,000)
                         to Offering    Hereby    -------------      to       Offered  -------------
Name of Selling Holders  (in $1,000)  (in $1,000)   #      %    Offering (2)  Hereby     #      %
-----------------------  ------------ ----------- ------ ------ ------------ --------- ------ ------
Allstate Insurance
 Company................    2,500        2,500         0      0    13,107     13,107        0      0
Goldman Sachs and
 Company................    2,082        2,082         0      0    10,915     10,915        0      0
IPT Berger Growth &
 Income Fund............      655          655         0      0     3,434      3,434        0      0

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(1) It is unknown if, when or in what amounts a selling securityholder may offer securities for sale and we do not know that the selling securityholders will sell any or all of the securities offered hereby. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling securityholders, no estimate can be given as to the amount of the securities that will be held by the selling securityholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no securities will be held by the selling securityholders.
(2) The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after April 16, 2001 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling securityholders are direct or indirect beneficial owners of those securities. The selling securityholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling securityholders.

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   SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR SHARES OF THE COMMON STOCK OFFERED HEREBY.

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  These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus.
           Any representation to the contrary is a criminal offense.

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           The date of this Prospectus Supplement is April 16, 2001.